Exhibit 1.A(3)(b)

Southland Life Insurance Company
Distribution Agreement

     Agreement made this 1st day of April, 1996, by and between Southland Life Insurance Company, a Texas domestic insurance company ("Southland Life Insurance Company") on its own behalf and on behalf of Southland Life Insurance Company Separate Account A1 ("Separate Account Al") and Southland Life Insurance Company Separate Account L1 ("Separate Account L1" and both Separate Account Al and Separate Account L1 collectively referred to as "Separate Accounts"), and ING America Equities, Inc., a Colorado corporation ("ING America Equities").

     Whereas, Southland Life Insurance Company has established and maintains the Separate Accounts, which are separate investment accounts, for the purpose of selling variable annuity contracts and variable life insurance contracts ("Contracts") to commence after the effectiveness of the Registration Statements relating thereto filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), through ING America Equities, acting as general agent of Southland Life Insurance Company;

     Whereas, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940 ("the 1940 Act");

     Whereas, ING America Equities is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Securities Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

     Whereas, Southland Life Insurance Company desires to retain ING America Equities as the Distributor and Principal Underwriter to provide for the sale and distribution to the public of the Contracts issued by Southland Life Insurance Company and funded by interests in the General Account of Southland Life Insurance Company and in the Separate Accounts, and ING America Equities is willing to render such services:

     Now, Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

     1. Principal Underwriter. Southland Life Insurance Company hereby appoints ING America Equities, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the Securities Exchange Act, to be the Distributor and Principal Underwriter for the sale of Contracts to the public in each state and other jurisdictions in which the Contracts may be lawfully sold. Southland Life Insurance Company also appoints ING America Equities as its independent General Agent for sale of its Contracts (including any riders which Southland Life Insurance Company may make available in connection therewith or any contracts for which the Contracts may be exchanged or converted) and for sale of such other insurance contracts or annuity contracts as Southland Life Insurance Company may, from time to time, authorize in writing by amendment thereto. ING America Equities shall offer the Contracts for sale and distribution at premium rates set by Southland Life Insurance Company.

     2. Selling Agreements. ING America Equities is hereby authorized to enter into separate written agreements, on such terms and conditions as ING America Equities determines are not inconsistent with this Agreement, with such organizations which agree to participate as a general agent and/or broker-dealer in the distribution of the Contracts and to use their best efforts to solicit applications for Contracts. Any such broker-dealer (hereinafter "Broker") shall be both registered as a broker-dealer under the Securities Exchange Act and be a member of the NASD. ING America Equities shall be responsible for ensuring that Broker and its agents or representatives and general agent and its sub-agents soliciting applications for Contracts shall be duly and appropriately licensed, registered and otherwise qualified for the sale of the Contracts (and the riders and other contracts offered in connection therewith) under the insurance laws and any applicable blue sky laws of each state or other jurisdiction in which such policies may be lawfully sold and in which Southland Life Insurance Company is authorized to sell such Contracts. Southland Life Insurance Company shall undertake to appoint Broker's qualified agents or representatives and general agent's sub-agents as life insurance agents of Southland Life Insurance Company, provided that Southland Life Insurance Company reserves the right to refuse to appoint any proposed representative, agent, or sub-agent, or once appointed, to terminate such appointment. ING America Equities shall be responsible for ensuring that Broker and general agent supervise its agents, representatives, or sub-agents.

     ING America Equities is also authorized to enter into separate written agreements, on such terms and conditions as ING America Equities determines are not inconsistent with this Agreement, with such organizations (the "Wholesalers") that agree to participate in the distribution of the Contracts and to use their best efforts to solicit Brokers and general agents that, in turn, will solicit applications of the Contracts.

     3. Life Insurance Agents. Southland Life Insurance Company shallbe responsible for ensuring that Broker and its agents or representatives and general agent and its sub-agents meet all qualifications and hold any licenses or authorizations that may be required for the solicitation or sale of the Contracts under the insurance laws of the applicable jurisdictions.

     4. Suitability. Southland Life Insurance Company desires to ensure that Contracts will be sold to purchasers for whom the Contract will be suitable. ING America Equities shall take reasonable steps to ensure that the various representatives of Broker and sub-agents of general agents shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a representative or sub-agent after reasonable inquiry of such applicant concerning the applicant's other security holdings, insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts and will keep the Contract in force for a sufficient period of time so that Southland Life Insurance Company's acquisition costs are amortized over a reasonable period of time.

     5. Conformity With Registration Statement and Approved Sales Materials. In performing its duties as Distributor, ING America Equities will act in conformity with the prospectus and with the instructions and directions of Southland Life Insurance Company, the requirements of the 1933 Act, the 1940 Act, the Securities Exchange Act, and all other applicable federal and state laws and regulations. ING America Equities shall not give any information nor make any representations, concerning any aspect of the Contract or of Southland Life Insurance Company's operations to any persons or entity unless such information or representations are contained in the registration statement and the pertinent prospectus filed with the Securities and Exchange Commission, or are contained in sales or promotional literature approved by Southland Life Insurance Company. ING America Equities will not use and will take reasonable steps to ensure Broker will not use any sales promotion material and advertising which has not been previously approved by Southland Life Insurance Company.

     6. Expenses. During the term of this Agreement, ING America Equities will bear all of its expenses in complying with this Agreement, including the following expenses:

  costs of sales presentations, mailings, sales promotion materials, advertising, and any other marketing efforts by ING America Equities in connection with the distribution or sale of the Contracts; and
  any compensation paid to employees of ING America Equities and to wholesalers, Brokers and general agents in connection with the distribution or sale of the Contracts.

Notwithstanding any other provisions of this Agreement, it is understood and agreed that Southland Life Insurance Company shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and for marketing the Contract, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by ING America Equities.

     7. Applications. Completed applications for Contracts solicited by such Broker through its agents or representatives or by general agent through its sub-agents shall be transmitted directly to Southland Life Insurance Company. All payments under the Contracts shall be made by check to Southland Life Insurance Company, or by other method acceptable to Southland Life Insurance Company, and if received by ING America Equities, shall be held at all times in a fiduciary capacity and remitted promptly to Southland Life Insurance Company. All such payments will be the property of Southland Life Insurance Company. Southland Life Insurance Company has the sole authority to approve or reject such applications or payments and maintains ultimate responsibility for underwriting. Anything in this Agreement to the contrary notwithstanding, Southland Life Insurance Company retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of Southland Life Insurance Company.

     8. Standard of Care. ING America Equities shall be responsible for exercising reasonable care in carrying out the provisions of this Agreement.

     9. Reports. ING America Equities shall be responsible for maintaining the records of Broker and general agent and their agents, representatives or sub-agents who are licensed, registered and otherwise qualified to sell the Contracts; calculating and furnishing the fees payable to Brokers or general agents, and for finishing periodic reports to Southland Life Insurance Company as to the sale of Contracts made pursuant to this Agreement.

     10. Records. ING America Equities shall maintain and preserve such records as are required of it by applicable laws and regulations. The books, accounts and records of Southland Life Insurance Company, the Separate Accounts and ING America Equities shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts to be paid by Southland Life Insurance Company hereunder.

     11. Compensation. Southland Life Insurance Company shall arrange for the payment of commissions, through ING America Equities, to those Brokers and general agents that sell Contracts under agreements entered into pursuant to Section 2 hereof, and to wholesalers that solicit Brokers and general agents to sell Contracts under agreements entered into pursuant to Section 2 hereof, in amounts as may be agreed to by Southland Life Insurance Company and ING America Equities specified in such written agreements.

     Southland Life Insurance Company agrees to reimburse ING America Equities for its services rendered and product development in the initial sales efforts and continuing obligations under this Agreement, The charge to Southland Life Insurance Company for such services and obligations shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Southland Life Insurance Company by ING America Equities, plus one-third of the reasonable costs associated with ING America Equities' start-up and on-going operational and regulatory costs and expenses that are not directly attributable to Southland Life Insurance Company or any other insurer for which ING America Equities provided services. The amount of such start-up and on-going costs will be agreed upon by the parties from time to time.

     The bases for determining such charges to Southland Life Insurance Company shall be those used by ING America Equities for internal cost distribution. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by ING America Equities on behalf of Southland Life Insurance Company.

     Cost analyses will be made at least annually by ING America Equities to determine, as closely as possible, the actual cost of services rendered to Southland Life Insurance Company hereunder. ING America Equities shall forward to Southland Life Insurance Company the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of cost incurred by ING America Equities on behalf of Southland Life Insurance Company. ING America Equities' determination of charges hereunder shall be presented to Southland Life Insurance Company, and if Southland Life Insurance Company objects to any such determination, it shall so advise ING America Equities within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to Southland Life Insurance Company and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to ING America Equities and Southland Life Insurance Company whereupon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by ING America Equities and Southland Life Insurance Company.

     ING America Equities shall submit to Southland Life Insurance Company within thirty (30) days of the end of each calendar quarter a written statement of the amount estimated to be owed by Southland Life Insurance Company for services pursuant to this Agreement in that calendar quarter, and Southland Life Insurance Company shall pay to ING America Equities within thirty (30) days following receipt of such written statement the amount set forth in the statement.

     12. Investigation and Proceedings. ING AmericaEquities and Southland Life Insurance Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. ING America Equities further agrees to furnish regulatory authorities with any information or reports in connection with such services which may be requested in order to ascertain whether the operations of Southland Life Insurance Company and the Separate Account are being conducted in a manner consistent with applicable laws and regulations. ING America Equities and Southland Life Insurance Company further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to Southland Life Insurance Company, ING America Equities, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

  ING America Equities will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Southland Life Insurance Company with respect to ING America Equities or any agent, representative, or sub-agent of a Broker or general agent or which may affect Southland Life Insurance Company's issuance of any Contract sold under this Agreement; and
  ING America Equities will promptly notify Southland Life Insurance Company of any customer complaint notice of any regulatory investigation or proceeding received by ING America Equities or its affiliates with respect to Southland Life Insurance Company or any agent, representative, or sub-agent of a Broker or general agent in connection with any Contract distributed under this Agreement or any activity in connection with any such Contract.

In the case of a meritorious customer complaint, ING America Equities and Southland Life Insurance Company will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five (5) business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or other electronic means.

     13. Indemnification. Southland Life Insurance Company hereby agrees to indemnify and hold harmless ING America Equities and its officers and directors, and employees for any expenses (including legal expenses), losses, claims, damages, or liabilities incurred by reason of any untrue or alleged untrue statement or representation of a material fact or any omission or alleged omission to state a material fact required to be stated to make other statements not misleading, if made in reliance on any prospectus, registration statement, post-effective amendment thereof, or sales materials supplied or approved by Southland Life Insurance Company or the Separate Accounts. Southland Life Insurance Company shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim. However, in no case shall Southland Life Insurance Company be required to indemnify for any expenses, losses, claims, damages, or liabilities which have resulted from the willful misfeasance, bad faith, negligence, misconduct, or wrongful act of ING America Equities.

     ING America Equities hereby agrees to indemnify and hold harmless Southland Life Insurance Company, its officers, directors, and employees, and the Separate Accounts for any expenses, losses, claims, damages, or liabilities arising out of or based upon any of the following in connection with the offer or sale of the Contracts: 1) except for such statements made in reliance on any prospectus, registration statement or sales material supplied or approved by Southland Life Insurance Company or the Separate Accounts, any untrue or alleged untrue statement or representation made; 2) any failure to deliver a currently effective prospectus; 3) the use of any unauthorized sales literature by any officer, employee, agent, or sub-agent of ING America Equities, Broker or general agent; or 4) any willful misfeasance, bad faith, negligence, misconduct or wrongful act. ING America Equities shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage, or claim.

     Promptly after receipt by a party entitled to indemnification ("indemnified party") of notice of the commencement of any action, if a claim for indemnification in respect thereof is to be made against Southland Life Insurance Company or ING America Equities ("indemnifying party") such indemnified party will notify indemnifying party in writing of the commencement thereof, but failure to notify the indemnifying party of any claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of this agreement contained in this Section 13. The indemnifying party will be entitled to participate in the defense of the indemnified party and such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified party, for reasonable legal and other expenses incurred by such indemnified party in defending himself.

     14. Agent of Southland Life Insurance Company or Separate Accounts. Any person, even though also an officer, director, employee, or agent of ING America Equities, who may be or become an officer, director, employee, or agent of Southland Life Insurance Company or the Separate Accounts shall be deemed, when rendering services to Southland Life Insurance Company or the Separate Accounts or acting in any business of Southland Life Insurance Company or the Separate Accounts, to be rendering such services to or acting solely for Southland Life Insurance Company or the Separate Accounts and not as an officer, director, employee, or agent or one under the control or direction of ING America Equities even though paid by ING America Equities. Likewise, any person, even though also an officer, director, employee, or agent of Southland Life Insurance Company or the Separate Accounts, who may be or become an officer, director, employee, or agent of ING America Equities shall be deemed, when rendering services to ING America Equities or acting in any business of ING America Equities to be rendering such services to or acting solely for ING America Equities and not as an officer, director, employee, or agent or one under the control or direction of Southland Life Insurance Company or the Separate Accounts even though paid by Southland Life Insurance Company or the Separate Accounts.

     15. Books and Records. It is expressly understood and agreed that all documents, reports, records, books, files and other materials relating to this Agreement and the services to be performed hereunder shall be the sole property of Southland Life Insurance Company and the Separate Accounts and that such property shall be held by ING America Equities as agent, during the effective term of this Agreement. This material shall be delivered to Southland Life Insurance Company upon the termination of this Agreement free from any claim or retention of rights by ING America Equities. During the term of this Agreement and for a period of three years from the date of termination of this Agreement, ING America Equities will not disclose or use any records or information and will regard and preserve as confidential all information related to the business of Southland Life Insurance Company or the Separate Accounts that may be obtained by ING America Equities from any source as a result of this Agreement and will disclose such information only if Southland Life Insurance Company or the Separate Accounts have authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities. ING America Equities further acknowledges and agrees that, in the event of a breach or threatened breach by it of the provisions of this article, Southland Life Insurance Company will have no adequate remedy in moneys or damages and, accordingly, Southland Life Insurance Company shall be entitled in its discretion to seek an injunction against such breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedy in the event of a breach of a provision of this Agreement.

     16. Employees. ING America Equities will not employ, except with the prior written approval of the Commissioner of Insurance of the state of Colorado, in any material connection with the handling of the Separate Accounts' assets any person who, to the knowledge of ING America Equities:

  in the last 10 years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or
  within the last 10 years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or
  within the last 10 years has been found by any federal or state regulatory authorities to have violated or have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

     17. Termination. This Agreement shall terminate automatically upon its assignment without the prior written consent of both parties. This Agreement may be terminated at any time, for any reason, by either party on 60 days' written notice to the other party, without the payment of any penalty. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in Sections 12 and 13 hereof.

     18. Regulation. This Agreement shall be subject to the provisions of the 1940 Act and the Securities Exchange Act and the rules, regulations and rulings thereunder, and of the applicable rules and regulations of the NASD, and applicable state insurance law and other applicable law, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

     19. Independent Contractor. ING America Equities shall act as an independent contractor and nothing herein contained shall constitute ING America Equities or its agents, officers or employees as agents, officers, or employees of Southland Life Insurance Company in connection with the sale of the Contacts.

     20. Notices. Notices of any kind to be given to ING America Equities by Southland Life Insurance Company or the Separate Accounts shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to ING America Equities at 1290 Broadway, Denver, Colorado 80203-5699, or at such other address or to such individual as shall be specified by ING America Equities. Notices of any kind to be given to Southland Life Insurance Company or the Separate Accounts shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to them at 5780 Powers Ferry Road, Atlanta, Georgia 30327-4390, or at such other address or to such individual shall be specified by Southland Life Insurance Company.

     If any provisions of this Agreement shall be held or made invalid by a court decision, statute rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     21. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Colorado.

     In Witness Whereof,the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Southland Life Insurance Company

By:	/s/ John R. Barmeyer
Title:	Senior Vice President

ING America Equities, Inc.

By:	/s/ Edward K. Campbell
Title:	President